Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 30, 2004, accompanying the consolidated financial statements included in the Annual Report of Texas United Bancshares, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2004. We do hereby consent to the incorporation by reference of said report in the Registration Statement of Texas United Bancshares, Inc. on Form S-8.

/s/ Grant Thornton LLP

Houston, Texas

April 11, 2005